PRESS RELEASE
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REPORTS THIRD QUARTER RESULTS

SAN ANTONIO, Texas -- August 14, 2006 _ Analytical Surveys, Inc. (ASI) (Nasdaq Capital Market: ANLT), a provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, and an emerging participant in the oil and gas industry, today announced financial results for its third fiscal quarter and nine months ended June 30, 2006.

Revenue totaled $1.0 million in the quarter ended June 30, 2006, as compared with $1.4 million in the comparable 2005 quarter. The Company reduced its net loss from operations to $42,000 in the fiscal 2006 quarter, compared with $783,000 in the same quarter last year. Net loss available to common shareholders totaled $82,000, or $0.02 per diluted share, compared with $795,000, or $0.28 per diluted share, in the fiscal 2005 quarter.

Through nine months, revenue totaled $3.8 million as compared with $4.9 million in the comparable period in fiscal 2005. Net loss from operations was reduced to $77,000 as compared with $1.859 million in the comparable period last year. Net loss available to common shareholders was $144,000, or $0.04 per diluted share, compared with a net loss available to common shareholders of $1.964 million, or $0.76 per diluted share, in the comparable period in fiscal 2005.

The reduced net loss for the third quarter and nine-month period was principally due to lower salaries, wages, benefits and subcontractor costs, which were proportionately lower than the decline in revenue. Management attributed the decline in revenue to a lower number of active contracts versus last year, and a lower level of new contract signings in recent fiscal years. The Company ended the third quarter with an order backlog of $1.9 million versus $4.0 million at the end of fiscal 2005.

Lori Jones, chief executive officer, said, "In conjunction with our transition into the oil and gas sector, we have successfully curbed the significant operating losses generated by our traditional GIS data conversion business. We anticipate that our investments in oil and natural gas properties will begin generating revenue in fiscal 2007. Our objective is to provide returns to our shareholders from these and additional investments that are well above those we could generate in our GIS business."

Analytical Surveys Inc. (ASI) (Nasdaq Capital Market: ANLT), which has historically provided utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, has recently transitioned its focus toward the development of oil and gas opportunities. ASI's Energy Division is focused on expansion into high-quality exploratory and developmental drilling opportunities and purchases of proven reserves with upside potential attributable to behind-pipe reserves, infill drilling, deeper reservoirs and field extension opportunities. ASI is headquartered in San Antonio, Texas. For more information, visit www.anlt.com and www.asienergy.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.

ANALYTICAL SURVEYS, INC.

Consolidated Balance Sheets

(In thousands)

Assets	June 30, 2006	September 30, 2005
Current assets:	(Unaudited)
Cash and cash equivalents	$810	$622
Accounts receivable, net of allowance for doubtful accounts of
$50 at June 30, 2006 and September 30, 2005	1,572	1,529
Revenue earned in excess of billings	622	1,612
Prepaid expenses and other	208	81
Total current assets	3,212	3,844

Oil and natural gas properties and equipment	2,026	--
Equipment and leasehold improvements, at cost:
Equipment	3,920	3,979
Furniture and fixtures	363	363
Leasehold improvements	75	75
	4,358	4,417
Less accumulated depreciation and amortization	(4,232)	(4,249)
Net equipment and leasehold improvements	126	168
Other non-current assets	125	--
Total assets	$5,489	$4,012
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$21	$17
Billings in excess of revenue earned	218	425
Accounts payable	118	289
Interest payable	23	--
Accrued liabilities	64	688
Accrued payroll and related benefits	320	687
Total current liabilities	764	2,106
Long-term debt:
Capital lease obligations, less current portion	23	30
Senior secured note payable, net of discount	1,923	--
Redeemable preferred stock, no par value; authorized 2,500 shares;
166 shares issued and outstanding at September 30, 2005
(liquidation value $266)	--	247
Total long-term liabilities	1,946	277
Total liabilities	2,710	2,383

Commitments and contingencies	--	--

Stockholders' equity:
Convertible preferred stock, no par value: authorized 2,500 shares,
280 and 0 shares issued and outstanding at June 30, 2006 and
September 30, 2005, respectively	261	--
Common stock, no par value; authorized 100,000 shares,
3,779 and 2,869 shares issued and outstanding at June 30, 2006,
And September 30, 2005, respectively	36,345	35,312
Accumulated deficit	(33,827)	(33,683)
Total stockholders' equity	2,779	1,629
Total liabilities and stockholders' equity	$5,489	$4,012

ANALYTICAL SURVEYS, INC.

Consolidated Statements of Operations

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2006	2005	2006	2005

Revenues	$1,049	$1,363	$3,792	$4,935

Costs and expenses:
Salaries, wages and benefits	748	1,206	2,405	4,054
Subcontractor costs	43	395	457	1,206
General and administrative	285	506	955	1,325
Depreciation and amortization	15	39	52	142
Severance and related costs	--	--	--	67
Total operating costs	1,091	2,146	3,869	6,794
Loss from operations	(42)	(783)	(77)	(1,859)
Other income (expense):
Interest expense, net	(23)	(12)	(78)	(64)
Gain on extinguishment of debt	--	--	61	--
Other income (expense), net	(11)	--	(7)	(41)
Total other income (expense)	(34)	(12)	(24)	(105)
Loss before income taxes	(76)	(795)	(101)	(1,964)
Provision for income taxes	--	--	--	--
Net loss	(76)	(795)	(101)	(1,964)
Deemed dividend associated with beneficial
conversion feature of preferred stock	--	--	(30)	--
Dividends on preferred stock	(6)	--	(13)	--
Net loss available to common
stockholders	$(82)	$(795)	$(144)	$(1,964)

Basic net loss per common share	$(0.02)	$(0.28)	$(0.03)	$(0.76)
Preferred stock dividends	--	--	(0.01)	--
Basic net loss per common share available
to common stockholders	$(0.02)	$(0.28)	$(0.04)	$(0.76)
Diluted net loss per common share	$(0.02)	$(0.28)	$(0.03)	$(0.76)
Preferred stock dividends	--	--	(0.01)	--
Diluted net loss per common share
available to common stockholders	$(0.02)	$(0.28)	$(0.04)	$(0.76)

Weighted average common shares:
Basic	3,724	2,869	3,250	2,568
Diluted	3,724	2,869	3,250	2,568